Exhibit 4(h)

SEVENTH SUPPLEMENTAL INDENTURE

SEVENTH SUPPLEMENTAL INDENTURE, dated as of November 2, 2026 (the “Seventh Supplemental Indenture”), further to the SIXTH SUPPLEMENTAL INDENTURE, dated as of November 2, 2023, the FIFTH SUPPLEMENTAL INDENTURE, dated as of November 3, 2020, the FOURTH SUPPLEMENTAL INDENTURE, dated as of March 8, 2010, the THIRD SUPPLEMENTAL INDENTURE, dated as of October 23, 2008, the SECOND SUPPLEMENTAL INDENTURE, dated as of January 30, 2006 and the FIRST SUPPLEMENTAL INDENTURE, dated as of June 2, 2004 (together, the “Supplemental Indentures”) to the INDENTURE, dated as of August 15, 1991 (as supplemented by the Supplemental Indentures, the “Indenture”) between AKTIEBOLAGET SVENSK EXPORTKREDIT (PUBL) (Swedish Export Credit Corporation) (the “Company”) and THE BANK OF NEW YORK MELLON TRUST COMPANY, NATIONAL ASSOCIATION (as successor in interest to The First National Bank of Chicago and J.P. Morgan Trust Company, National Association), as trustee (the “Trustee”).

WHEREAS, pursuant to Section 901(5) of the Indenture, the Company wishes to make certain amendments to the Indenture to further provide for the issuance from time to time of the Company’s Debt Securities, which amendments shall not apply to any Debt Security Outstanding of any series created prior to the execution of this Seventh Supplemental Indenture;

WHEREAS, pursuant to Sections 301 and 901(6) of the Indenture, the Company desires to establish a series of Debt Securities under the Indenture, such series to include tranches of Securities to be issued on or after the date hereof by the Company, the form and substance of which and the terms, provisions and conditions thereof to be set forth as provided in the Indenture and this Seventh Supplemental Indenture;

WHEREAS, all things necessary have been done to make this Seventh Supplemental Indenture a valid agreement of the Company in accordance with its terms; and

NOW, THEREFORE, in consideration of the premises it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Debt Securities or of any series thereof issued on or after the date hereof, as follows:

Section 1. Definitions. All terms used and not defined in this Seventh Supplemental Indenture shall have the respective meanings given them in the Indenture.

Section 2. Amendments. The Indenture is hereby amended as follows with respect to Debt Securities issued on or after the date hereof:

(a)	The following definitions shall be added to Section 101 of the Indenture in appropriate alphabetical order:

(i)	“Authorized Officers” shall have the meaning set forth in Section 105.

(ii)	“Electronic Means” means the following communication methods: e-mail, secure electronic transmission containing applicable authorization codes, passwords and/or authentication keys issued by the Trustee, or another method or system specified by the Trustee as available for use in connection with its services hereunder.

(iii)	“Instructions” shall have the meaning set forth in Section 105.

(b)	The definition of “Corporate Trust Office” in Section 101 of the Indenture shall be replaced with the following:

“Corporate Trust Office” means the designated office of the Trustee at which at any time its corporate trust business shall be administered, which office at the date hereof is located at 811 Main Street, Floor 15, Houston, Texas 77002, Attention: Corporate Trust Administration, or such other address as the Trustee may designate from time to time by notice to the Holders and the Company, or the principal corporate trust office of any successor Trustee (or such other address as such successor Trustee may designate from time to time by notice to the Holders and the Company).”

(c)	The definition of “Interest Indexed Security” in Section 101 of the Indenture shall be replaced with the following:

“Interest Indexed Security” means any Debt Security (including any Principal Indexed Security) that provides that the amount of interest payable in respect thereof shall be determined by reference to an index based on a currency or currencies, by reference to changes in the price or prices of one or more currencies or otherwise by application of a formula based on one or more currencies.”

(d)	The definition of “Maturity” in Section 101 of the Indenture shall be replaced with the following:

“Maturity”, when used with respect to any Debt Security, means the date on which the principal of such Debt Security, if any, becomes due and payable as therein or herein provided, whether at the Stated Maturity or by declaration of acceleration, call for redemption or otherwise.”

(e)	The definition of “Principal Indexed Security” in Section 101 of the Indenture shall be replaced with the following:

“Principal Indexed Security” means any Debt Security (including any Interest Indexed Security) that provides that the amount of principal payable in respect thereof shall be determined by reference to an index based on a currency or currencies, by reference to changes in the price or prices of one or more currencies or otherwise by application of a formula based on one or more currencies.”

(f)	The text of Section 105(2) of the Indenture shall be replaced with the following:

“the Company by the Trustee or by any Holder shall be sufficient for every purpose hereunder (unless otherwise herein expressly provided) if in writing and (i) mailed, first-class postage prepaid, to the Company addressed to it at the address of its principal office specified in the first paragraph of this instrument or at any other address previously furnished in writing to the Trustee by the Company, and (ii) sent by e-mail to TreasurySupport@sek.se or at any other e-mail address previously furnished in writing to the Trustee by the Company.”

(g)	The following paragraph shall be added as a new paragraph at the end of Section 105 of the Indenture:

“The Trustee shall have the right to accept and act upon instructions, including funds transfer instructions (“Instructions”) given pursuant to this Indenture and delivered using Electronic Means; provided, however, that the Company shall provide to the Trustee an incumbency certificate listing officers with the authority to provide such Instructions (“Authorized Officers”) and containing specimen signatures of such Authorized Officers, which incumbency certificate shall be amended by the Company whenever a person is to be added or deleted from the listing. If the Company elects to give the Trustee Instructions using Electronic Means and the Trustee in its discretion elects to act upon such Instructions, the Trustee’s understanding of such Instructions shall be deemed controlling. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such Instructions notwithstanding such directions conflict or are inconsistent with a subsequent written instruction. The Company agrees to assume all risks arising out of the use of Electronic Means to submit Instructions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized Instructions, and the risk of interception and misuse by third parties.”

(h)	The following paragraph shall be added as a new paragraph at the end of Section 106 of the Indenture:

“Notwithstanding any other provision of this Indenture or any Debt Security, where this Indenture or any Debt Security provides for notice of any event or any other communication (including any notice of redemption or repurchase) to a Holder of a Global Security (whether by mail or otherwise), such notice shall be sufficiently given if given to the Depository (or its designee) pursuant to the standing instructions from the Depository or its designee, including by electronic mail in accordance with accepted practices at the Depository.”

(i)	The first and third paragraphs of Section 115 of the Indenture shall be replaced with the following paragraphs, respectively:

“The Company has designated and appointed Puglisi & Associates in the City of Newark, State of Delaware, currently having its address at 850 Library Avenue, Suite 204, Newark, Delaware 19711, as its authorized agent upon which process may be served in any suit or proceeding arising out of or relating to the Debt Securities or coupons appertaining thereto or this Indenture which may be instituted in any State or Federal court in The City of New York. By the execution and delivery of this Indenture, the Company submits to the jurisdiction of any such court in any such suit or proceeding, and agrees that service of process upon Puglisi & Associates, together with written notice of said service to the Company (by e-mail to Legal@sek.se; or at any other e-mail address previously furnished in writing by the Company followed by a courier delivery to the Company’s principal office in Stockholm, Sweden), shall be deemed in every respect effective service of process upon the Company in any such suit or proceeding. The Company further agrees to take any and all action, including the execution and filing of any and all such documents and instruments as may be necessary to continue such designation and appointment of Puglisi & Associates in full force and effect so long as any of the Debt Securities shall be Outstanding.”

“Puglisi & Associates has agreed to act as the Company’s authorized agent upon which process may be served in any such suit or proceeding and to give written notice of said service to the Company (by e-mail to Legal@sek.se; or at any other e-mail address previously furnished in writing by the Company followed by a courier delivery to the Company’s principal office in Stockholm, Sweden).”

(j)	The text of Section 301(6) of the Indenture shall be replaced with the following:

“the obligation, if any, of the Company to redeem, repay or purchase Debt Securities of the series, in whole or in part, pursuant to any sinking fund or analogous provisions, and the periods within which or the dates on which, the prices at which and the terms and conditions upon which Debt Securities of the series shall be redeemed, repaid or purchased, in whole or in part, pursuant to such obligation;”

(k)	The text of Section 301(17) of the Indenture shall be replaced with the following:

“whether any Debt Securities of the series are to be issued as Indexed Securities and, if so, the manner in which the principal thereof or interest thereon or both, as the case may be, shall be determined and any other terms in respect thereof;”

(l)	The text of Section 311 of the Indenture shall be amended by:

i.	deleting both instances of the text in paragraph (a) “(or, in the case of Indexed Securities providing for physical settlement, the applicable physical settlement items)” and “or physical settlement items”;

ii.	deleting the text in paragraph (b) “(or, in the case of Indexed Securities providing for physical settlement, the applicable amount of physical settlement items); and

iii.	the text in paragraph (g) shall be replaced with the following:

“Notwithstanding any provision of this Indenture, (i) other than with respect to Bearer Securities, Holders requesting or receiving payments in any currency other than Dollars for any reason must provide wire transfer instructions to an account in the relevant currency not less than 15 calendar days prior to the first relevant date of payment and (ii) notwithstanding Section 6.01 hereof, the Company shall appoint an appropriate Exchange Rate Agent and/or Paying Agent for each series of Debt Securities denominated in, or subject to redenomination into, a currency other than Dollars.”

(m)	The text of Section 1011 of the Indenture shall be replaced with the following:

“Unless otherwise specified as contemplated by Section 301 with respect to the Debt Securities of any series, the Debt Securities will constitute direct, unconditional, unsecured and unsubordinated obligations of the Company and will rank pari passu amongst themselves. The rights of holders of the Debt Securities in respect of or arising from the Debt Securities (including any damages awarded for breach of any obligations under this Indenture, if any are payable) shall, in the event of the Company’s voluntary or involuntary liquidation (Sw. likvidation) or bankruptcy (Sw. konkurs), rank: (A) (subject to such mandatory exceptions as are from time to time applicable under Swedish law) at least pari passu with all of the Company’s other unsecured and unsubordinated indebtedness from time to time outstanding; and (B) senior to any subordinated liabilities.”

(n)	The references to “physical settlement items” in Exhibit B to the indenture shall be deleted.

Section 3. Establishment of new series. The Indenture is hereby amended as follows with respect to Debt Securities issued on or after the date hereof:

(a)	Pursuant to Section 301 of the Indenture, there is hereby established a series of Debt Securities having an unlimited initial public offering price or purchase price, which series shall be known as the Medium-Term Notes, Series I (the “Notes”), including tranches of Debt Securities of such series to be issued on or after the date hereof, the terms of which, including such terms as to amount, maturity, interest, redemption, payment of additional amounts, Events of Defaults and remedies, ranking and any other terms permitted to be established by Section 301 of the Indenture shall be as set forth in the applicable prospectus, prospectus supplement and/or pricing supplement relating to such series (or, as applicable, such tranche), as filed by the Company with the U.S. Securities and Exchange Commission.

(b)	The Global Securities representing the Notes will be substantially in the Depositary’s form for “Medium-Term Note – Master Note” or in such other form or forms as shall be executed by the Company and delivered to, and authenticated by, the Trustee from time to time.

Section 4. Continuation of Indenture. The Indenture, as modified by this Seventh Supplemental Indenture with the effect set forth in Section 904 with respect to every Holder of Debt Securities hereafter authenticated and delivered thereunder, shall remain in full force and effect.

Section 5. The Trustee. The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Seventh Supplemental Indenture. All of the provisions contained in the Indenture in respect of the rights, privileges, protections, immunities, powers and duties of the Trustee shall be applicable in respect of this Seventh Supplemental Indenture as fully and with like force and effect as though fully set forth in full herein.

Section 6. Governing Law. Section 112 of the Indenture applies to this Seventh Supplemental Indenture as if set forth herein.

Section 7. Counterparts. The parties may sign any number of copies of this Seventh Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

Section 8. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Seventh Supplemental Indenture to be duly executed as of the day and year first above written.

AKTIEBOLAGET SVENSK EXPORTKREDIT (PUBL)
(Swedish Export Credit Corporation)

By:	/s/ Tobias Hornberger

Name:	Tobias Hornberger
Title:	CFO

By:	/s/ Anna Finnskog

Name:	Anna Finnskog
Title:	Head of Treasury

THE BANK OF NEW YORK MELLON TRUST COMPANY,
NATIONAL ASSOCIATION, as Trustee

By:	/s/ Ann Dolezal

Name:	Ann Dolezal
Title:	Vice President